EXHIBIT NO. 99.(h) 2

August 25, 2025

State Street Bank and Trust

One Congress Street

Boston, MA 02114

Attention: Patrick Waldron

Re: Addition of MFS Active Mid Cap ETF (the “Fund”) to the Transfer Agency and Service Agreement between MFS Active Exchange Traded Funds Trust and State Street Bank and Trust Company

To Whom It May Concern:

In accordance with Section 11 (“Additional Portfolios”) of the Transfer Agency and Service Agreement dated as of September 6, 2024, as amended, modified, or supplemented from time to time (the “Agreement”), by and between MFS Active Exchange Traded Funds Trust (the “Trust”), and State Street Bank and Trust Company (“State Street”), the Trust hereby notifies State Street that it desires to have State Street act as Transfer Agent for the additional Fund identified above under the terms of the Agreement, and that Schedule A to the Agreement is hereby amended and restated as set forth on Appendix A attached hereto. In connection with such request, the Trust hereby confirms, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement to the extent applicable to the additional Fund.

Please indicate your acceptance of and agreement to the foregoing by executing this letter agreement and returning a copy to the Trust.

          Sincerely,

MFS ACTIVE EXCHANGE TRADED FUNDS TRUST

On behalf of:

MFS Active Mid Cap ETF

By:  _________________

Name:

Title:

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:  _________________

Name:

Title:

Effective Date: August 25, 2025

Appendix A

LIST OF TRUSTS/PORTFOLIOS

MFS ACTIVE EXCHANGE TRADED FUNDS TRUST MFS Active Core Plus Bond ETF
MFS Active Growth ETF
MFS Active Intermediate Muni Bond ETF
MFS Active International ETF MFS Active Mid Cap ETF
MFS Active Value ETF